As filed with the Securities and Exchange Commission on March 2, 2007
Registration No. 333-138121

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VERAZ NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Delaware	7373	94-340961
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Number)	(IRS Employer Identification No.)

926 Rock Avenue, Suite 20
San Jose, California 95131
(408) 750-9400
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Douglas A. Sabella
President and Chief Executive Officer
Veraz Networks, Inc.
926 Rock Avenue, Suite 20
San Jose, California 95131
(408) 750-9400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James F. Fulton, Jr., Esq. Cooley Godward Kronish LLP Five Palo Alto Square 3000 El Camino Real Palo Alto, CA (650) 843-5000	Eric C. Schlezinger, Esq. General Counsel Veraz Networks, Inc. 926 Rock Avenue, Suite 20 San Jose, CA 95131 (408) 750-9400	Jeffrey D. Saper, Esq. Allison B. Spinner, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA, 94304 (650) 493-9300

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 4 to the Form S-1 Registration Statement is being filed for the sole purpose of filing exhibit number 10.35.

Part II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.	Other expenses of issuance and distribution

Set forth below is a table of the registration fee for the Securities and Exchange Commission, the filing fee for the National Association of Securities Dealers, Inc., the listing fee for the Nasdaq Global Market and estimates of all other expenses to be incurred in connection with the issuance and distribution of the securities described in the registration statement, other than underwriting discounts and commissions:

SEC registration fee	$12,305
NASD filing fee	9,000
Nasdaq Global Market listing fee	150,000
Printing and engraving expenses	175,000
Legal fees and expenses	800,000
Accounting fees and expenses	*
Transfer agent and registrar fees	10,000
Miscellaneous	50,000

Total	*

*	To be filed by amendment.

Item 14.	Indemnification of directors and officers

Our amended and restated certificate of incorporation contains provisions permitted under Delaware law relating to the liability of directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving wrongful acts, such as:

•	any breach of the director’s duty of loyalty;

•	acts or omissions which involve a lack of good faith, intentional misconduct or a knowing violation of the law;

•	payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law; or

•	any transaction from which the director derives an improper personal benefit.

These provisions do not limit or eliminate our rights or any stockholder’s rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws.

As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws require us to indemnify our directors and executive officers to the fullest extent not prohibited by the Delaware law. We may limit the extent of such indemnification by individual contracts with our directors and executive officers. Further, we may decline to indemnify any director or executive officer in connection with any proceeding initiated by such person or any proceeding by such person against us or our directors, officers, employees or other agents, unless such indemnification is expressly required to be made by law or the proceeding was authorized by our board of directors.

We have entered into indemnity agreements with each of our current and former directors and certain of our executive officers to give these directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our amended and restated certificate of incorporation and bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

We have the power to indemnify our other officers, employees and other agents, as permitted by Delaware law, but we are not required to do so.

We maintain a directors’ and officers’ insurance and registrant reimbursement policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses the registrant for those losses for which the registrant has lawfully indemnified the directors and officers. The policy contains various exclusions, none of which apply to this offering.

The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification under certain circumstances by the underwriters of the Registrant and certain of its officers and directors for liabilities arising under the Securities Act of 1933, as amended, or otherwise.

At present, there is no pending litigation or proceeding involving any of our directors or officers where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

Reference is made to the following documents filed as exhibits to this registration statement regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit Document	Number

Form of Underwriting Agreement	1.1
Amended and Restated Certificate of Incorporation	3.1
Amended and Restated Bylaws	3.3
Amended and Restated Investor Rights Agreement	10.10
Form of Indemnity Agreement	10.36

Item 15.	Recent Sales of Unregistered Securities

The following list sets forth information regarding all securities sold by us since December 31, 2002 to January 15, 2007.

(1) We granted stock options and stock awards to approximately 450 employees, directors and consultants under our 2001 Equity Incentive Plan and our 2003 Israeli Share Option Plan covering an aggregate of 21,724,088 shares of common stock, at exercise prices ranging from $0.15 to $3.09 per share. Of these, options covering an aggregate of 3,264,429 were canceled without being exercised, and an aggregate of 4,205,588 shares were issued upon the exercise of stock options or issued in connection with stock awards granted.

(2) We granted stock options and stock awards to 13 employees and consultants outside of our 2001 Equity Incentive Plan and our 2003 Israeli Share Option Plan covering an aggregate of 349,760 shares of common stock, at exercise prices ranging from $0.18 to $0.25 per share. Of these, options covering an aggregate of 229,760 were canceled without being exercised, and no shares were issued upon the exercise of stock options or issued in connection with stock awards granted.

(3) In December 2006 and January 2007, we issued and sold an aggregate of 3,047,905 shares of our Series D convertible preferred stock at a purchase price per share of $3.27 to six of our current stockholders of record or their affiliates, for an aggregate purchase price of approximately $10 million.

(4) In December 2006, the Company sold a warrant to Leader Ventures to purchase 100,000 shares of Series C convertible preferred stock at an exercise price of $0.858 per shares for total cash proceeds of $223,000. On December 8, 2006, the warrant was exercised in full for total cash proceeds of approximately $86,000.

(5) In December 2002, we issued and sold an aggregate of 34,965,004 shares of Series C convertible preferred stock at a purchase price per share of $0.858 to 12 purchasers, for an aggregate purchase price of $29,999,973.43, net of amount allocated to the Series C convertible preferred stock issued to ECI Telecom, Ltd. in connection with our purchase of certain assets of ECI Telecom, Ltd.

(6) In December 2002, we issued an aggregate of 9,000,000 shares of Series B-1 redeemable preferred stock and 13,669,440 shares of common stock to ECI Telecom, Ltd. in connection with our purchase of certain assets of ECI Telecom, Ltd.

(7) In December 2002, we issued an aggregate of 5,000,048 shares of Series A-1 redeemable preferred stock and an aggregate of 9,080,480 shares of common stock to the holders of record of Series A preferred stock and Series B preferred stock in connection with the voluntary conversion of 12,974,738 shares of Series A preferred stock and 30,000,000 shares of Series B preferred stock.

(8) In December 2002, we issued one share of Series A-2 redeemable preferred stock and a warrant to purchase 32,450 shares of Series C convertible preferred stock at an exercise price per share of $0.858 to Comdisco Ventures, Inc. for an aggregate exercise price of $27,842.10.

We claimed exemption from registration under the Securities Act for the sales and issuances of securities in the transactions described in paragraphs 1 and 2 above by virtue of Section 4(2) of the Securities Act as transactions not involving any public offering or under Rule 701 promulgated under the Securities Act, in that they were offered and sold either pursuant to written compensatory plans or pursuant to a written contract relating to compensation, as provided by Rule 701.

We claimed exemption from registration under the Securities Act for the sales and issuances of securities in the transactions described in paragraphs 3, 4, 5, 6, 7 and 8 by virtue of Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder as transactions not involving any public offering. We claim these exemptions on the basis that the purchasers in each case represented their intention to acquire the securities for investment only and not with view to or the distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us made without general solicitation or advertising and each purchaser was a sophisticated investor with access to all relevant information necessary to evaluate the investment and represented to us that the shares were being acquired for investment.

Item 16.	Exhibits and financial statement schedule

(a)	Exhibits

Exhibit No.	Description

1.1	Form of Underwriting Agreement.*
2.1	Share Exchange Agreement, dated October 30, 2002, by and among ECI Telecom Ltd., ECI Telecom — NGTS Inc. and the Registrant.**
2.2	Amendment No. 1 to the Share Exchange Agreement, dated December 31, 2002, by and among ECI Telecom Ltd., ECI Telecom — NGTS Inc. and the Registrant.**
3.1	Amended and Restated Certificate of Incorporation.**
3.2	Amended and Restated Certificate of Incorporation to be effective immediately following completion of this offering.**
3.3	Bylaws.**
3.4	Amended and Restated Bylaws to be effective immediately prior to completion of this offering.**
4.1	Reference is made to Exhibits number 3.1, 3.2, 3.3 and 3.4.
4.2	Form of Specimen Stock Certificate.*
5.1	Opinion of Cooley Godward Kronish LLP.*

Exhibit No.	Description

10.1	Warrant to Purchase Series C Preferred Stock, dated as of December 31, 2002, issued by the Registrant to Comdisco Ventures, Inc.**
10.2	U.S. Separation and Asset Purchase Agreement, dated as of December 31, 2002, by and between ECI Telecom-NGTS Inc. and Veraz Networks International, Inc.**
10.3	Separation and Assets Purchase Agreement, dated December 31, 2002, by and among ECI Telecom Ltd., ECI — Telecom NGTS, Ltd. and Veraz Networks Ltd.**
10.4	DCME — Master Manufacturing and Distribution Agreement, dated as of December 31, 2002, by and among ECI Telecom Ltd, Veraz Networks Ltd. and the Registrant.**
10.5	Trademark License Agreement, dated as of December 31, 2002, by and between the Registrant and ECI Telecom, Ltd.**

10.6	Intellectual Property License Agreement, made as of October 2002, by and among ECI Telecom Ltd., ECI Telecom — NGTS Ltd. and Veraz Networks, Ltd.**
10.7	Intellectual Property Assignment Agreement, dated December 31, 2002, by and among ECI Telecom Ltd., ECI Telecom NGTS Ltd. and Veraz Networks, Ltd.**
10.8	License Agreement, dated as of October 2002, by and between ECI Telecom Ltd. and Veraz Networks Ltd.**
10.9	Assignment and Assumption Agreement, dated as of December 31, 2002, by and among ECI Telecom Ltd., ECI Telecom — NGTS Ltd. and the Veraz Networks, Ltd.**
10.10	Assignment and Assumption Agreement, dated as of December 31, 2002, by and between ECI Telecom — NGTS Inc. and the Veraz Networks International, Inc.**
10.11	Series C Preferred Stock Purchase Agreement, dated October 30, 2002, by and among the Registrant and the Purchasers listed on Exhibit A thereto.**
10.12	Amended and Restated Investor Rights Agreement, dated as of December 19, 2006, by and among the Registrant and the Investors listed on Exhibit A thereto.**
10.13	Amended and Restated Voting Agreement, dated December 19, 2006, by and among the Registrant and the stockholders listed on Exhibit A and Exhibit B thereto.**
10.14	2001 Equity Incentive Plan and forms of related agreements.**
10.15	2003 Israeli Share Option Plan.*
10.16	2006 Equity Incentive Plan and forms of related agreements.**
10.17	2006 Employee Stock Purchase Plan.**
10.18	Offer of Employment with the Registrant, dated as of November 17, 2004, by and between the Registrant and Doug Sabella.**
10.19	Amendment to Offer of Employment with the Registrant, dated November 17, 2004, made by and between the Registrant and Doug Sabella, as of April 21, 2006.**
10.20	Employment Agreement, dated as of November 20, 2001, by and between the Registrant and Amit Chawla and Personnel Action Notice, dated June 30, 2005.**
10.21	Offer of Employment with the Registrant, dated April 13, 2005, by and between the Registrant and Al Wood.**
10.22	Amendment to Offer of Employment with the Registrant, dated April 13, 2005, made by and between the Registrant and Al Wood, as of April 21, 2006.**
10.23	Letter of Employment Agreement, dated January 1, 2003, by and between Veraz Networks, Ltd. and Israel Zohar.**
10.24	Sublease Agreement, dated August 31, 2004, by and between the Registrant and ECI Telecom, Inc.**
10.25	Amendment to Sublease Agreement, dated January 31, 2006, by and between the Registrant and ECI Telecom, Inc.**
10.26	Standard Industrial/Commercial Multi-Tenant Lease — Net American Industrial Real Estate Association, dated December 2001, by and between the Registrant and Balch LLC.**

Exhibit No.	Description

10.27	Letter Amendment to Industrial Lease Agreement, dated April 15, 2002, issued by Balch LLC to the Registrant.**
10.28	First Amendment to Industrial Lease Agreement, dated January 18, 2004, by and between the Registrant and Balch LLC.**
10.29	Second Amendment to Industrial Lease Agreement, dated April 7, 2005, by and between the Registrant and Balch LLC.**
10.30	Unprotected Lease Agreement, dated December 31, 2003, by and between Veraz Networks Ltd. and Amcol Engineering and Industrial Company Ltd.**
10.31	Addendum to Unprotected Lease Agreement, dated November 3, 2005, by and between Veraz Networks Ltd. and Amcol Engineering and Industrial Company Ltd.**
10.32	Letter, dated October 26, 2003, issued by ECI Telecom Ltd. and addressed to Veraz Networks Ltd.**
10.33	Letter, dated February 23, 2005, issued by Amcol Engineering and Industrial Company Ltd. and addressed to Veraz Networks Ltd.**
10.34	Unprotected Lease Agreement, dated November 3, 2005, by and between Veraz Networks Ltd. and Amcol Engineering and Industrial Company Ltd.**
10.35	Master Manufacturing Agreement dated October 1, 2005, by and between Flextronics (Israel), Ltd. and Veraz Networks Ltd.***
10.36	Form of Indemnity Agreement.**
10.37	Series D Preferred Stock Purchase Agreement, dated December 19, 2006, by and among the Registrant and the Purchasers listed on Exhibit A-1 thereto.**
10.38	Letter of Employment Agreement, dated January 1, 2003, by and between Veraz Networks, Ltd. and Pinhas Reich.*
10.39	Letter, dated May 30, 2006, issued by the Registrant and addressed to Bob Corey.**
16.1	Letter re change in certifying accountant from PricewaterhouseCoopers LLP.**
23.1	Consent of Independent Registered Public Accounting Firm.**
23.2	Consent of Cooley Godward Kronish LLP. Reference is made to Exhibit 5.1.*
23.3	Consent of Valuation Research Corporation.**
23.4	Consent of International Data Corporation.**
23.5	Consent of Gartner, Inc.**
24.1	Power of Attorney. Reference is made to the signature page.

*	To be filed by amendment.

**	Previously filed.

***	Filed herewith. Confidential treatment requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

Item 17.	Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from this form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in this form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denomination and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused Amendment No. 4 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California on March 2, 2007.

VERAZ NETWORKS, INC.

By:	/s/ Albert J. Wood
Albert J. Wood
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Douglas A. Sabella	President and Chief Executive Officer and Director	March 2, 2007

/s/ Albert J. Wood Albert J. Wood	Chief Financial Officer (principal financial and accounting officer)	March 2, 2007

* Promod Haque	Chairman of the Board	March 2, 2007

* Giora Bitan	Director	March 2, 2007

* Bob L. Corey	Director	March 2, 2007

* Pascal Levensohn	Director	March 2, 2007

* Dror Nahumi	Director	March 2, 2007

* /s/ Albert J. Wood Albert J. Wood Attorney In Fact

EXHIBIT INDEX

Exhibit No.	Description

1.1	Form of Underwriting Agreement.*
2.1	Share Exchange Agreement, dated October 30, 2002, by and among ECI Telecom Ltd., ECI Telecom — NGTS Inc. and the Registrant.**
2.2	Amendment No. 1 to the Share Exchange Agreement, dated December 31, 2002, by and among ECI Telecom Ltd., ECI Telecom — NGTS Inc. and the Registrant.**
3.1	Amended and Restated Certificate of Incorporation.**
3.2	Amended and Restated Certificate of Incorporation to be effective immediately following completion of this offering.**
3.3	Bylaws.**
3.4	Amended and Restated Bylaws to be effective immediately prior to completion of this offering.**
4.1	Reference is made to Exhibits number 3.1, 3.2, 3.3 and 3.4
4.2	Form of Specimen Stock Certificate.*
5.1	Opinion of Cooley Godward Kronish LLP.*
10.1	Warrant to Purchase Series C Preferred Stock, dated as of December 31, 2002, issued by the Registrant to Comdisco Ventures, Inc.**
10.2	U.S. Separation and Asset Purchase Agreement, dated as of December 31, 2002, by and between ECI Telecom-NGTS Inc. and Veraz Networks International, Inc.**
10.3	Separation and Assets Purchase Agreement, dated December 31, 2002, by and among ECI Telecom Ltd., ECI — Telecom NGTS, Ltd. and Veraz Networks Ltd.**
10.4	DCME — Master Manufacturing and Distribution Agreement, dated as of December 31, 2002, by and among ECI Telecom Ltd, Veraz Networks Ltd. and the Registrant.**
10.5	Trademark License Agreement, dated as of December 31, 2002, by and between the Registrant and ECI Telecom, Ltd.**
10.6	Intellectual Property License Agreement, made as of October 2002, by and among ECI Telecom Ltd., ECI Telecom — NGTS Ltd. and Veraz Networks, Ltd.**
10.7	Intellectual Property Assignment Agreement, dated December 31, 2002, by and among ECI Telecom Ltd., ECI Telecom NGTS Ltd. and Veraz Networks, Ltd.**
10.8	License Agreement, dated as of October 2002, by and between ECI Telecom Ltd. and Veraz Networks Ltd.**
10.9	Assignment and Assumption Agreement, dated as of December 31, 2002, by and among ECI Telecom Ltd., ECI Telecom — NGTS Ltd. and the Veraz Networks, Ltd.**
10.10	Assignment and Assumption Agreement, dated as of December 31, 2002, by and between ECI Telecom — NGTS Inc. and the Veraz Networks International, Inc.**
10.11	Series C Preferred Stock Purchase Agreement, dated October 30, 2002, by and among the Registrant and the Purchasers listed on Exhibit A thereto.**
10.12	Amended and Restated Investor Rights Agreement, dated as of December 19, 2006, by and among the Registrant and the Investors listed on Exhibit A thereto.**
10.13	Amended and Restated Voting Agreement, dated December 19, 2006, by and among the Registrant and the stockholders listed on Exhibit A and Exhibit B thereto.**
10.14	2001 Equity Incentive Plan and forms of related agreements.**
10.15	2003 Israeli Share Option Plan.*
10.16	2006 Equity Incentive Plan and forms of related agreements.**
10.17	2006 Employee Stock Purchase Plan.**
10.18	Offer of Employment with the Registrant, dated as of November 17, 2004, by and between the Registrant and Doug Sabella.**
10.19	Amendment to Offer of Employment with the Registrant, dated November 17, 2004, made by and between the Registrant and Doug Sabella, as of April 21, 2006.**

Exhibit No.	Description

10.20	Employment Agreement, dated as of November 20, 2001, by and between the Registrant and Amit Chawla and Personnel Action Notice, dated June 30, 2005.**
10.21	Offer of Employment with the Registrant, dated April 13, 2005, by and between the Registrant and Al Wood.**
10.22	Amendment to Offer of Employment with the Registrant, dated April 13, 2005, made by and between the Registrant and Al Wood, as of April 21, 2006.**
10.23	Letter of Employment Agreement, dated January 1, 2003, by and between Veraz Networks, Ltd. and Israel Zohar.**
10.24	Sublease Agreement, dated August 31, 2004, by and between the Registrant and ECI Telecom, Inc.**
10.25	Amendment to Sublease Agreement, dated January 31, 2006, by and between the Registrant and ECI Telecom, Inc.**
10.26	Standard Industrial/Commercial Multi-Tenant Lease — Net American Industrial Real Estate Association, dated December 2001, by and between the Registrant and Balch LLC.**
10.27	Letter Amendment to Industrial Lease Agreement, dated April 15, 2002, issued by Balch LLC to the Registrant.**
10.28	First Amendment to Industrial Lease Agreement, dated January 18, 2004, by and between the Registrant and Balch LLC.**
10.29	Second Amendment to Industrial Lease Agreement, dated April 7, 2005, by and between the Registrant and Balch LLC.**
10.30	Unprotected Lease Agreement, dated December 31, 2003, by and between Veraz Networks Ltd. and Amcol Engineering and Industrial Company Ltd.**
10.31	Addendum to Unprotected Lease Agreement, dated November 3, 2005, by and between Veraz Networks Ltd. and Amcol Engineering and Industrial Company Ltd.**
10.32	Letter, dated October 26, 2003, issued by ECI Telecom Ltd. and addressed to Veraz Networks Ltd.**
10.33	Letter, dated February 23, 2005, issued by Amcol Engineering and Industrial Company Ltd. and addressed to Veraz Networks Ltd.**
10.34	Unprotected Lease Agreement, dated November 3, 2005, by and between Veraz Networks Ltd. and Amcol Engineering and Industrial Company Ltd.**
10.35	Master Manufacturing Agreement dated October 1, 2005, by and between Flextronics (Israel), Ltd. and Veraz Networks Ltd.***
10.36	Form of Indemnity Agreement.**
10.37	Series D Preferred Stock Purchase Agreement, dated December 19, 2006, by and among the Registrant and the Purchasers listed on Exhibit A-1 thereto.**
10.38	Letter of Employment Agreement, dated January 1, 2003, by and between Veraz Networks, Ltd. and Pinhas Reich.*
10.39	Letter, dated May 30, 2006, issued by the Registrant and addressed to Bob Corey.**
16.1	Letter re change in certifying accountant from PricewaterhouseCoopers LLP.**
23.1	Consent of Independent Registered Public Accounting Firm.**
23.2	Consent of Cooley Godward Kronish LLP. Reference is made to Exhibit 5.1.*
23.3	Consent of Valuation Research Corporation.**
23.4	Consent of International Data Corporation.**
23.5	Consent of Gartner, Inc.**
24.1	Power of Attorney. Reference is made to the signature page.

*	To be filed by amendment.

**	Previously filed.

***	Filed herewith. Confidential treatment requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.